Exhibit 99.21

Note to the reader: Québec Economic Plan
The initiatives announced in the November 2017 update of the Québec Economic Plan totalling $1.3 billion in 2017-2018, including an additional reduction in the tax burden on individuals, are partly included in this report. Added to these are the initiatives in the March 2018 Québec Economic Plan, which amount to $848 million. Taking into account these initiatives and the other projected results between February 1 and March 31, 2018, a budgetary surplus of $850 million is forecast in 2017-2018

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(unaudited data, millions of dollars)
						March 2018
	January		April to January			Québec Economic Plan(1)
	2017(2)	2018	2016-2017(2)	2017-2018	Change (%)	2017-2018	Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 440	4 645	48 084	49 330	2.6	60 356	1.3
Federal transfers	1 544	1 675	15 495	16 849	8.7	20 249	9.0
Total revenue	5 984	6 320	63 579	66 179	4.1	80 605	3.1
Expenditure
Program spending	–5 565	–5 512	–56 285	–58 333	3.6	–72 591	4.6
Debt service	–637	–587	–6 268	–5 949	–5.1	–7 220	–4.3
Total expenditure	–6 202	–6 099	–62 553	–64 282	2.8	–79 811	3.8
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	16	–115	1 110	1 129	—	–44	—
Health and social services and education networks(5)	16	103	1	83	—	100	—
Generations Fund	214	285	1 669	1 818	—	2 292	—
Total consolidated entities	246	273	2 780	3 030	—	2 348	—
SURPLUS (DEFICIT)	28	494	3 806	4 927	—	3 142	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–214	–285	–1 669	–1 818	—	–2 292	—
Use of the stabilization reserve	—	—	—	—	—	—	—
BUDGETARY BALANCE(6)	–186	209	2 137	3 109	—	850	—

CHANGE IN THE BUDGETARY SITUATION IN 2017-2018

The cumulative results at January 31, 2018 showed a $3.1-billion budgetary surplus for 2017-2018.

A budgetary surplus of $850 million is forecast in 2017-2018 in the March 2018 Québec Economic Plan.

The projected decrease in the surplus between February 1 and March 31, 2018 is due to:

  the estimated future impact of the initiatives announced in the November 2017 update of the Québec Economic Plan totalling $385 million, namely:

  a $1.1-billion reduction in the tax burden on individuals, for which a $141-million balance has yet to be recorded by March 31, 2018,

  $41 million to reduce poverty, for which a $29-million balance has yet to be recorded,

  $129 million for educational success and health,

  $86 million to support regional economies;

  the new initiatives in the March 2018 Québec Economic Plan, which amount to $848 million;

  the other projected results amounting to $1.0 billion between February 1 and March 31, 2018:

  the government's $733-million contribution to the Autorité régionale de transport métropolitain (ARTM) for the operation of the Réseau express métropolitain (REM),

  support of $250 million for the taxi industry,

  the carrying out of planned spending by government bodies.

CHANGE IN THE FINANCIAL FRAMEWORK FOR 2017-2018
(millions of dollars)
2017-2018
MONTHLY REPORT ON FINANCIAL TRANSACTIONS AT JANUARY 31, 2018	3 109
PROJECTED RESULTS BETWEEN FEBRUARY 1 AND MARCH 31, 2018
Initiatives in the November 2017 update	–385
Initiatives in the March 2018 Québec Economic Plan
– Additional investments in health	–136
– Further investments to support families and communities	–72
– Fostering of economic development	–640
Subtotal	–848
Other projected results
– Government's contribution to the ARTM for the operation of the REM	–733
– Support for the taxi industry	–250
– Carrying out of planned spending by government bodies	–43
Subtotal	–1 026
BUDGETARY BALANCE(6) – MARCH 2018 QUÉBEC ECONOMIC PLAN	850

GENERAL FUND REVENUE

For January 2018, General Fund revenue reached $6.3 billion, an increase of $336 million, or 5.6%, compared to January 2017.

  Own-source revenue reached $4.6 billion, an increase of $205 million, or 4.6%, compared to January 2017.

  Federal transfers amounted to $1.7 billion, up $131 million compared to January 2017.

Since the beginning of the fiscal year, General Fund revenue has totalled $66.2 billion, an increase of $2.6 billion, or 4.1%, compared to January 31, 2017.

  Own-source revenue stood at $49.3 billion, up $1.2 billion, or 2.6%, from last year.

  This increase is due primarily to growth in consumption taxes ($990 million) and corporate taxes ($697 million), partly offset by a decrease in revenue from personal income tax ($453 million).

  Federal transfers amounted to $16.8 billion, up $1.4 billion compared to January 31, 2017.

GENERAL FUND REVENUE
(unaudited data, millions of dollars)
	January			April to January
Revenue by source	2017(2)	2018	Change (%)	2016-2017(2)	2017-2018	Change (%)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	1 423	1 342	–5.7	18 501	18 048	–2.4
Contributions for health services	569	577	1.4	5 970	6 161	3.2
Corporate taxes	283	549	94.0	3 410	4 107	20.4
Consumption taxes	1 253	1 247	–0.5	15 234	16 224	6.5
Other sources	134	108	–19.4	1 347	1 307	–3.0
Total own-source revenue excluding revenue from government enterprises	3 662	3 823	4.4	44 462	45 847	3.1
Revenue from government enterprises	778	822	5.7	3 622	3 483	–3.8
Total own-source revenue	4 440	4 645	4.6	48 084	49 330	2.6
Federal transfers
Equalization	836	924	10.5	8 358	9 234	10.5
Health transfers	495	512	3.4	4 952	5 171	4.4
Transfers for post-secondary education and other social programs	136	137	0.7	1 360	1 417	4.2
Other programs	77	102	32.5	825	1 027	24.5
Total federal transfers	1 544	1 675	8.5	15 495	16 849	8.7
TOTAL	5 984	6 320	5.6	63 579	66 179	4.1

GENERAL FUND EXPENDITURE

For January 2018, General Fund expenditure totalled $6.1 billion, down $103 million, or 1.7%, compared to the same period the previous fiscal year.

  Program spending fell by $53 million, or 1.0%, to $5.5 billion.

  Debt service amounted to $587 million, a decrease of $50 million compared to last year.

Since the beginning of the fiscal year, General Fund expenditure has totalled $64.3 billion, up $1.7 billion compared to the same period the previous fiscal year.

  Program spending rose by $2.0 billion, or 3.6%, to $58.3 billion.

  The most significant changes were in the Health and Social Services mission ($944 million), the Education and Culture mission ($606 million) and the Administration and Justice mission ($557 million).

  Debt service amounted to $5.9 billion, a decrease of $319 million compared to last year.

GENERAL FUND EXPENDITURE
(unaudited data, millions of dollars)
	January			April to January
Expenditure by mission	2017(2)	2018	Change (%)	2016-2017(2)	2017-2018	Change (%)
Program spending
Health and Social Services	2 748	2 610	–5.0	29 074	30 018	3.2
Education and Culture	1 664	1 709	2.7	14 690	15 296	4.1
Economy and Environment	356	322	–9.6	4 148	4 097	–1.2
Support for Individuals and Families	501	494	–1.4	5 169	5 161	–0.2
Administration and Justice	296	377	27.4	3 204	3 761	17.4
Total program spending	5 565	5 512	–1.0	56 285	58 333	3.6
Debt service	637	587	–7.8	6 268	5 949	–5.1
TOTAL	6 202	6 099	–1.7	62 553	64 282	2.8

CONSOLIDATED ENTITIES

For January 2018, the results of consolidated entities showed a surplus of $273 million. These results include:

  a deficit of $38 million for special funds;

  dedicated revenues of $285 million for the Generations Fund;

  a deficit of $77 million for non-budget-funded bodies;

  a surplus of $103 million for the health and social services and education networks.

Since the beginning of the fiscal year, the results of consolidated entities have shown a surplus of $3.0 billion. These results include:

  a surplus of $831 million for special funds;

  dedicated revenues of $1.8 billion for the Generations Fund;

  a surplus of $298 million for non-budget-funded bodies;

  a surplus of $83 million for the health and social services and education networks.

DETAILS OF THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(unaudited data, millions of dollars)
	January 2018
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	923	285	280	812	1 778	—	4 078	–1 730	2 348
Expenditure
Expenditure	–772	—	–280	–812	–1 802	103	–3 563	1 646	–1 917
Debt service	–189	—	—	—	–53	—	–242	84	–158
Subtotal	–961	—	–280	–812	–1 855	103	–3 805	1 730	–2 075
SURPLUS (DEFICIT)	–38	285	—	—	–77	103	273	—	273

	April 2017 to January 2018
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks (5)	Total	Consolidation adjustments (7)	Total
Revenue	10 654	1 818	860	5 155	19 874	—	38 361	–21 577	16 784
Expenditure
Expenditure	–7 931	—	–860	–5 155	–19 074	83	–32 937	20 751	–12 186
Debt service	–1 892	—	—	—	–502	—	–2 394	826	–1 568
Subtotal	–9 823	—	–860	–5 155	–19 576	83	–35 331	21 577	–13 754
SURPLUS (DEFICIT)	831	1 818	—	—	298	83	3 030	—	3 030

NET FINANCIAL SURPLUS (REQUIREMENTS)

Net financial surpluses (requirements) reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

For January 2018, the consolidated net financial surplus stood at $2.7 billion, a decrease of $365 million over last year.

Since the beginning of the fiscal year, the consolidated net financial surplus has stood at $5.6 billion, an increase of $3.5 billion over last year.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(unaudited data, millions of dollars)
	January			April to January
	2017(2)	2018	Change	2016-2017(2)	2017-2018	Change
GENERAL FUND
Revenue
Own-source revenue	4 440	4 645	205	48 084	49 330	1 246
Federal transfers	1 544	1 675	131	15 495	16 849	1 354
Total revenue	5 984	6 320	336	63 579	66 179	2 600
Expenditure
Program spending	–5 565	–5 512	53	–56 285	–58 333	–2 048
Debt service	–637	–587	50	–6 268	–5 949	319
Total expenditure	–6 202	–6 099	103	–62 553	–64 282	–1 729
NET RESULTS OF CONSOLIDATED ENTITIES(3)
Non-budget-funded bodies and special funds(4)	16	–115	–131	1 110	1 129	19
Health and social services and education networks(5)	16	103	87	1	83	82
Generations Fund	214	285	71	1 669	1 818	149
Total consolidated entities	246	273	27	2 780	3 030	250
SURPLUS (DEFICIT)	28	494	466	3 806	4 927	1 121
Consolidated non-budgetary surplus (requirements)	3 016	2 185	–831	–1 780	642	2 422
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	3 044	2 679	–365	2 026	5 569	3 543

Appendix

BUDGET FORECASTS FOR 2017-2018
(millions of dollars)
	March 2017		March 2018
	Québec		Québec
	Economic Plan	Adjustments	Economic Plan(1)	Change (%)(8)
Own-source revenue excluding revenue from government enterprises
Income and property taxes
Personal income tax	23 687	–1 494	22 193	–2.2
Contributions for health services	7 261	101	7 362	2.1
Corporate taxes	5 311	603	5 914	12.1
Consumption taxes	18 275	670	18 945	5.6
Other sources	1 665	–25	1 640	–4.0
Total own-source revenue excluding revenue from government enterprises	56 199	–145	56 054	2.2
Revenue from government enterprises	4 050	252	4 302	–9.1
Total own-source revenue	60 249	107	60 356	1.3
Federal transfers	20 053	196	20 249	9.0
TOTAL GENERAL FUND REVENUE	80 302	303	80 605	3.1
Program spending
Health and Social Services	–36 764	–105	–36 869	4.2
Education and Culture	–18 877	22	–18 855	5.2
Economy and Environment	–5 418	—	–5 418	–1.6
Support for Individuals and Families	–6 274	–89	–6 363	0.5
Administration and Justice	–5 258	172	–5 086	20.5
Total program spending	–72 591	—	–72 591	4.6
Debt service	–7 776	556	–7 220	–4.3
TOTAL GENERAL FUND EXPENDITURE	–80 367	556	–79 811	3.8
Net results of consolidated entities
Non-budget-funded bodies and special funds(4)	165	–209	–44	—
Health and social services and education networks(5)	—	100	100	—
Generations Fund	2 488	–196	2 292	—
TOTAL CONSOLIDATED ENTITIES	2 653	–305	2 348	—
Contingency reserve	–100	100	—	—
SURPLUS (DEFICIT)	2 488	654	3 142	—
BALANCED BUDGET ACT				—
Deposits of dedicated revenues in the Generations Fund	–2 488	196	–2 292	—
Use of the stabilization reserve	—	—	—	—
BUDGETARY BALANCE(6)	—	850	850	—

Notes

(1)

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.25 of The Québec Economic Plan – March 2018.

(2)

The 2016-2017 data in the monthly report have been reclassified to account for changes in the 2017-2018 budgetary structure, in particular the elimination of the Fund to Finance Health and Social Services Institutions.

(3)	Details of transactions by type of entity are presented on page 5 of this report.
(4)	These results include consolidation adjustments.
(5)	The results of the networks are presented according to the modified equity method of accounting.
(6)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(7)	Consolidation adjustments include the elimination of General Fund program spending.
(8)	This is the annual change compared to actual results in 2016-2017.

The next monthly report, which will present the results at February 28, 2018, will be published on May 4, 2018.

For more information, contact the Direction des communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.